Exhibit 99.1

                         [LETTERHEAD OF OSTEOTECH INC.]

FOR IMMEDIATE RELEASE                   Contact: Michael J. Jeffries
                                        (732) 542-2800
July 25, 2003
                                        NASDAQ Symbol: OSTE

           OSTEOTECH REPORTS SECOND QUARTER REVENUES OF $24.8 MILLION;
                      DILUTED NET INCOME PER SHARE OF $.15

Osteotech, Inc. announced today that second quarter 2003 revenues increased 8% to $24,792,000 as compared to second quarter 2002 revenues of $23,009,000 and increased 10% from first quarter 2003 revenues of $22,479,000. This increase results from improved revenues in our two primary segments, the Demineralized Bone Matrix Segment, or "DBM Segment", and the Base Allograft Tissue Segment, or "Base Tissue Segment." Revenues in the six months ended June 30, 2003 increased 5% to $47,271,000 as compared to revenues of $45,094,000 in the six months ended June 30, 2002. Domestic revenues were $22,492,000 and $43,183,000 in the three months and six months ended June 30, 2003, respectively, as compared to $21,836,000 and $42,723,000 in the same periods of 2002, respectively. International revenues, consisting of revenues generated from human allograft tissue and bovine tissue, increased 96% and 72% to $2,300,000 and $4,088,000 in the three months and six months ended June 30, 2003, respectively, as compared to $1,173,000 and $2,371,000 in the same periods of 2002, respectively.

Net income in the second quarter 2003 improved to $2,712,000 or $.15 diluted net income per share from $320,000 or $.02 diluted net income per share in the second quarter 2002 and was $3,881,000 or $.22 diluted net income per share in the six months ended June 30, 2003 as compared to $706,000 or $.05 diluted net income per share in the six months ended June 30, 2002. The improvements in net income in 2003 are primarily attributable to increased gross profit margins, which increased to 62% and 59% in the second quarter and six months ended June 30, 2003, respectively, from 55% and 57% in the same periods of 2002, respectively, which resulted from improvements in efficiency and greater unit production; and reductions in operating expenses to 43% and 45% of revenues in the three months and six months ended June 30, 2003, respectively, from 50% and 52% of revenues in the three months and six months ended June 30, 2002, respectively. Net income in the second quarter and six months of 2002 included an after tax charge for the settlement of a lawsuit of $1,071,000; an after tax loss on the sale of our operations in the Netherlands of $291,000; and an after tax gain from the sale of certain patents of $830,000.

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Richard W. Bauer, Osteotech's President and Chief Executive Officer, stated,
"Overall, we're pleased with our second quarter financial performance because it demonstrates the Company's continued progress in recovering from the tissue processing interruption and lost sales momentum experienced in fourth quarter 2002. This is best demonstrated by our consecutive quarter revenues and diluted net income per share growth since fourth quarter 2002. Revenues grew 21% in first quarter 2003 compared to fourth quarter 2002 and second quarter 2003 revenues exceeded first quarter 2003 by 10%. Diluted net income per share experienced similar growth, having improved $.25 per share from fourth quarter 2002 to first quarter 2003 and improving $.08 per share in second quarter compared to first quarter."

Mr. Bauer continued, "As we look forward to the remainder of the year, we will continue to face ongoing challenges to our business. Traditionally, for our domestic business, which is greatly influenced by surgical procedures, third quarter is negatively impacted by the downturn in procedures that occur in July and August. And, since we've experienced significant growth this year from foreign revenues, which are up 72% in the first six months as compared to last year's first six months, we would expect lower growth in the third quarter due to the third quarter vacation season in Europe. As a result, and as is typical, we expect our third quarter 2003 consolidated revenues to be flat to slightly below second quarter 2003. Of particular concern is that the domestic Grafton(R) DBM revenues in the six month period ended June 30, 2003 has not kept pace with last year's revenues for the same period. Therefore, effective July 1, 2003, we have initiated aggressive actions to reverse this trend. The first action, an increase of Grafton(R) DBM commissions by approximately 50% to our agent sales force, is designed to aid our agent principals in hiring more sales representatives and to incent the representative to defend their existing business and to gain incremental business. The second action, designed to aggressively pursue business in competitive accounts, is to offer hospitals Osteotech Branded Grafton Plus(R) DBM Paste through aggressively priced contracts with price protection features. In essence, the Company is investing heavily in a renewed commitment to defend and increase its Grafton(R) DBM market share leading position."

Mr. Bauer concluded, "In summary, we believe the Company has demonstrated the ability to rebound from the events of last year. We remain optimistic that the programs put in place for the domestic sales of Grafton(R) DBM will produce the desired results. This, coupled with an increased emphasis on accelerating our bio-implant growth, expected continued rapid growth internationally, gaining increasing traction with SpineVision metal implants, and with Optium(TM) DBM through DePuy's marketing efforts, leads us to reconfirm our previously announced guidance for the year of $93 million - $97 million in revenues and $.46 - $.50 diluted net income per share.

In the DBM Segment, formerly the Grafton(R) Demineralized Bone Matrix (DBM) Segment, which consists primarily of Grafton(R) DBM revenues, increased approximately 7% to $12,263,000 in the three months ended June 30, 2003 from $11,490,000 in the three months ended June 30, 2002. Revenues in the six months ended June 30, 2003 were $23,632,000 as compared to $23,641,000 in the six months ended June 30, 2002. The improved revenues in the second quarter 2003 are attributed to a 279% increase in Grafton(R) DBM international revenues and revenue from Optium(TM) DBM processed for LifeNet and marketed by DePuy commencing in 2003, partially offset by a 10% decline in domestic Grafton(R) DBM revenues, which occurred because of continued strong competitive pressure.

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The DBM Segment operating income improved to $4,356,000 and $7,621,000 in the three months and six months ended June 30, 2003, from $2,851,000 and $4,516,000 in the three months and six months ended June 30, 2002, respectively. In both periods, the Segment benefited from lower operating expenses, primarily because of a $1,068,000 and $1,902,000 reduction in legal fees in the three months and six months ended June 30, 2003, respectively, and, in the second quarter, from the growth in revenues.

Revenues in the Base Tissue Segment increased 14% and 16% to $10,959,000 and $20,912,000 in the second quarter and six months ended June 30, 2003, respectively, as compared to $9,612,000 and $18,047,000 in the same periods of 2002, respectively. The improvements in revenues are primarily attributable to a 12% and 19% increase, respectively, in revenues from processing of donor tissue for our clients, a 13% and 11% increase, respectively, in bio-implant revenues and a 95% and 114% increase, respectively, in OsteoPure(R) Allogeneic Cancellous Tissue revenues. Bio-implant revenues in the second quarter and six months ended June 30, 2002 included revenues of $381,000 and $997,000, respectively, from the bio-d(R) Threaded Cortical Bone Dowel, which was removed from the market in January, 2003.

Base Tissue Segment operating income was $1,687,000 and $1,845,000 in the three months and six months ended June 30, 2003, respectively, as compared to operating losses of $2,790,000 and $2,713,000 in the same periods of last year, respectively. The improvement in operating income results primarily from the increase in revenues and improved gross profit margins because of higher unit volume and processing efficiencies. In addition, the second quarter and six months ended June 30, 2002 included a charge of $1,785,000 related to the settlement of a lawsuit.

Other revenues, consisting mainly of spinal metal implant products and bovine tissue products, were $1,570,000 and $2,727,000 in the three months and six months ended June 30, 2003, respectively, as compared to revenues of $1,907,000 and $3,406,000 in the same periods of 2002, respectively. Revenues in the second quarter and six months of 2002 included revenues of $421,000 and $729,000, respectively, from the Affirm(TM) Anterior Cervical Plate System, which we have suspended selling. In July, 2003, Alphatec Manufacturing, Inc., the manufacturer of the Affirm(TM) Anterior Cervical Plate System, initiated a lawsuit against us in the United States District Court, Southern District of California, claiming among other things, breach of contract, and seeking damages including recovery of penalty payments for failure to meet the minimum purchase requirements specified in the contract. We have previously established reserves in excess of $2.5 million, including an estimate of any penalties that may result from an estimate of the potential shortfall in minimum purchases. However, we deny all the claims of the lawsuit and intend to vigorously defend against the lawsuit.

We incurred an operating loss from other revenues, primarily from metal spinal implant systems, in the three months and six months ended June 30, 2003 of $1,437,000 and $2,510,000, respectively, as compared to operating losses of $491,000 and $1,300,000 in the same periods of 2002, respectively. The increased operating losses result from insufficient unit volume to cover overhead costs.

Mr. Bauer will host a conference call on July 25, 2003 at 9:30 a.m. Eastern time to discuss the second quarter results. You are invited to listen to the conference call by dialing (706) 679-7007. The conference call will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 10:45 AM. Eastern time, July 25, through 11:59 PM, August 1, by dialing (706) 645-9291 and indicating access code 1830894.

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Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the impact of programs we have instituted to counteract competitive pressures on certain products, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts, which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the first quarter of 2003) filed with the Securities and Exchange Commission. All information in this press release is as of July 25, 2003 and we undertake no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information please go to Osteotech's website at www.osteotech.com.

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                        OSTEOTECH, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                 (dollars in thousands, except per share data)

                                                            Three Months                         Six Months
                                                           Ended June 30,                      Ended June 30,
                                                   ------------------------------      ------------------------------
                                                       2003              2002              2003              2002
---------------------------------------------------------------------------------------------------------------------
Net revenues:
  Service                                          $     23,222      $     21,102      $     44,544      $     41,688
  Product                                                 1,570             1,907             2,727             3,406
                                                   ------------      ------------      ------------      ------------
                                                         24,792            23,009            47,271            45,094

Cost of services                                          8,372             9,174            17,118            17,313
Cost of products                                          1,144             1,084             2,205             1,965
                                                   ------------      ------------      ------------      ------------
                                                          9,516            10,258            19,323            19,278
                                                   ------------      ------------      ------------      ------------

Gross profit                                             15,276            12,751            27,948            25,816

Marketing, selling, general and administrative            9,735            10,311            19,067            21,540
Research and development                                    935             1,085             1,925             1,988
                                                   ------------      ------------      ------------      ------------
                                                         10,670            11,396            20,992            23,528

Litigation settlement charge                                               (1,785)                             (1,785)
                                                   ------------      ------------      ------------      ------------

Operating income (loss)                                   4,606              (430)            6,956               503
Interest expense, net                                      (169)             (362)             (464)             (620)
Gain on sale of patents                                                       950                                 950
                                                   ------------      ------------      ------------      ------------

Income from continuing operations
   before income taxes                                    4,437               158             6,492               833
Income tax provision (benefit)                            1,725               (76)            2,611               220
                                                   ------------      ------------      ------------      ------------

Income from continuing operations                         2,712               234             3,881               613
Discontinued operations                                                        86                                  93
---------------------------------------------------------------------------------------------------------------------
Net income                                         $      2,712      $        320      $      3,881      $        706
=====================================================================================================================
Earnings per share:
     Basic:
        Income from continuing operations          $        .16      $        .01      $        .23      $        .04
        Discontinued operations                                               .01                                 .01
                                                   ------------      ------------      ------------      ------------
        Net income                                 $        .16      $        .02      $        .23      $        .05
                                                   ============      ============      ============      ============
     Diluted:
        Income  from continuing operations         $        .15      $        .01      $        .22      $        .04
        Discontinued operations                                               .01                                 .01
                                                   ------------      ------------      ------------      ------------
        Net income                                 $        .15      $        .02      $        .22      $        .05
                                                   ============      ============      ============      ============
Shares used in computing earnings per share:
     Basic                                           17,037,302        15,521,088        17,025,760        14,818,770
     Diluted                                         17,736,448        15,864,341        17,468,168        15,200,592

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                        OSTEOTECH, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (unaudited)
                             (dollars in thousands)

                                                        June 30,   December 31,
                                                          2003         2002
                                                        --------   ------------
                            Assets

Cash, cash equivalents and short-term investments       $ 14,817     $ 13,988
Accounts receivable, net                                  16,988       11,545
Inventories                                                4,464        4,820
Deferred processing costs                                 22,936       15,433
Other current assets                                       8,765       10,164
                                                        --------     --------
          Total current assets                            67,970       55,950
Property, plant and equipment, net                        50,535       53,535
Other assets                                               5,720        5,600
                                                        --------     --------
                                                        $124,225     $115,085
                                                        ========     ========

             Liabilities and Stockholders' Equity

Accounts payable and accrued expense                    $ 17,502     $ 11,370
Current portion of long-term debt                          2,661        2,661
                                                        --------     --------
          Total current liabilities                       20,163       14,031
Long-term debt                                            14,592       15,922
Other liabilities                                          1,333        1,637
                                                        --------     --------
          Total liabilities                               36,088       31,590
Stockholders' equity                                      88,137       83,495
                                                        --------     --------
                                                        $124,225     $115,085
                                                        ========     ========

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